                                                                     EXHIBIT 4.2


                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                               BELL SPORTS CORP.


    BELL SPORTS CORP. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

     I. On September 15, 1989, the Corporation (under the name of EHI Acquisition Corp.) filed with the Secretary of State of Delaware a Certificate of Incorporation, thereby causing the Corporation to become organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

     II. On September 29, 1989, the Corporation filed with the Secretary of State of Delaware a Certificate of Amendment Before Payment of Stock whereby
Article I of the Corporation's Certificate of Incorporation was amended thereby changing the Corporation's name to Bell Helmets Holding Corp.

     III. On October 5, 1989, the Corporation filed with the Secretary of State of Delaware a Certificate of Amendment Before Payment of Stock whereby Article I of the Corporation's Certificate of Incorporation was amended thereby changing the Corporation's name to Bell Sports Holding Corp.

     IV. On February 14, 1992, the Corporation filed an Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware in accordance with the General Corporation Law of the State of Delaware after such certificate had been approved by the directors and shareholders of the Corporation at that time, thereby changing the Corporation's name to Bell Sports Corp.

     V. On September 27, 1994, the Corporation filed with the Secretary of State of Delaware in accordance with the General Corporation Law of the State of Delaware a Certificate of Designations creating a Series of Preferred Stock designated the "Series A Junior Participating Preferred Stock", setting the
                ---------------------------------------------
authorized number of shares constituting the Series

A Junior Participating Preferred Stock at 250,000 and fixing the other powers, preferences and rights of such series and the qualifications, limitations and restrictions thereof.

     VI. On August 17, 1998, the Corporation, upon resolution of the Board of Directors and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, filed a Certificate of Elimination with respect to the Series A Junior Participating Preferred Stock.

     VII. On August 17, 1998 the Corporation filed with the Secretary of State of Delaware in accordance with the General Corporation Law of the State of Delaware a Certificate of Designation stating the designations and the powers, preferences, privileges and rights of the Series A Preferred Stock and the qualifications, limitations and restrictions thereof after such Certificate had been approved by the directors and shareholders of the Corporation.

     VII. On August 17, 1998, the Corporation filed with the Secretary of State of Delaware in accordance with the General Corporation Law of the State of Delaware a Certificate of Merger effecting the merger of HB Acquisition Corporation with and into the Corporation after such merger had been approved by the directors and shareholders of the Corporation.

     IX. On August 17, 1998, the Board of Directors of the Corporation by a unanimous written consent executed in accordance with Section 141(f) of the General Corporation Law of the State of Delaware approved an increase in the authorized shares of the Corporation and the adoption of the Amended and Restated Certificate of Incorporation set forth below.

     X. On August 17, 1998, the stockholders of the Corporation by a unanimous written consent executed in accordance with Section 228(a) of the General Corporation Law of the State of Delaware approved an increase in the authorized shares of the Corporation and the adoption of the Amended and Restated Certificate of Incorporation set forth below.

     XI. The Amended and Restated Certificate of Incorporation set forth below has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware:

    ARTICLE FIRST. Name.  The name of the Corporation is BELL SPORTS CORP.
                   ----

    ARTICLE SECOND.  Registered Office and Agent.  The registered office of the
                     ---------------------------
Corporation in the State of Delaware is located at 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

    ARTICLE THIRD.  Purpose.  The purpose of the Corporation is to engage in any
                    -------
lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended.

    ARTICLE FOURTH.  Stock.
                     -----

    The total number of shares of stock which the Corporation shall have authority to issue is two million six hundred thousand (2,600,000) shares, consisting of one million one hundred thousand (1,100,000) shares of Common Stock with a par value of one cent ($0.01) per share (hereinafter called "Common Stock"), and one million five hundred thousand (1,500,000) shares of Preferred Stock with a par value of one cent ($0.01) per share (hereinafter called "Preferred Stock") (the Common Stock and the Preferred Stock issued and outstanding at any time and from time to time is sometimes hereinafter collectively referred to as the "Stock").

    The Preferred Stock may be divided into such number of series as the Board of Directors may determine. Other than with respect to the Series A Preferred Stock referenced below, the Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions (including without limitation voting rights) granted to and imposed upon the Preferred Stock or any series thereof with respect to any wholly unissued class or series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors originally fixing the number of shares constituting any series may increase or decrease (but not below the number of any series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

    ARTICLE FIFTH.  Preferred Stock.  The following is a statement of the
                    ---------------
designations and the powers, preferences, privileges and rights, and the qualifications, limitations or restrictions thereof, in respect of the Series A Preferred Stock:

    1.    Designation.  A series of the Preferred Stock of the Corporation is
          -----------
hereby designated as "Series A Preferred Stock" (hereinafter called the "Series A Preferred Stock") consisting initially of one million five hundred thousand (1,500,000) shares. Shares of the Series A Preferred Stock shall rank prior to the Corporation's Common Stock with respect to the payment of dividends and upon liquidation, dissolution, winding-up or otherwise. Unless specifically designated as junior to the Series A Preferred Stock with respect to the payment of dividends or upon liquidation, dissolution, winding-up or otherwise, all other series of Preferred Stock and other classes of Preferred Stock of the Corporation shall rank on parity with the Series A Preferred Stock with respect thereto.

    2.    Dividends.
          ---------

          a. Each holder of shares of Series A Preferred Stock shall be entitled to receive dividends on each such share at the rate of six percent (6%) per annum (computed on the basis of $50.99 per share), if, as and when declared by the Board of Directors of the Corporation, out of funds legally available for the payment of dividends, in respect of the period from and including the date of the original issuance of each such share of Series A Preferred Stock with respect to each such share to and including September 30, 1998 (the "Initial Dividend Period"), and for each quarterly dividend period thereafter (a "Quarterly Dividend Period"), which Quarterly Dividend Periods shall commence on July 1, October 1, January 1, and April 1 in each year and shall end on and include the day immediately preceding the first day of the next Quarterly Dividend Period. Dividends on the shares of Series A Preferred Stock shall be payable on June 30, September 30, December 31, and March 31 of each year (a "Dividend Payment Date"), commencing September 30, 1998. Each such dividend shall be paid to the holders of record of the Series A Preferred Stock as they shall appear on the stock register of the Corporation on such record date, not exceeding 45 days nor less than 10 days preceding such Dividend Payment date, as shall be fixed by the Board of Directors of the Corporation or a duly authorized committee thereof.

    If, on any Dividend Payment date, the holders of the Series A Preferred Stock shall not have received the full dividends provided for in this Section 2 in cash, then such dividends shall cumulate, whether or not earned or declared, with additional dividends thereon, compounded quarterly, at the dividend rate of six percent (6%) per annum, for each succeeding full Quarterly Dividend Period during which such dividends shall remain unpaid.

          b. The amount of any dividends accrued on any share of the Series A Preferred Stock on any Dividend Payment Date shall be deemed to be the amount of any unpaid dividends accumulated thereon, to and including such Dividend Payment Date, whether or not earned or declared. The amount of dividends accrued on any share of the Series A Preferred Stock on any date other then a Dividend Payment Date shall be deemed to be the sum of (i) the amount of any unpaid dividends accumulated thereon, to and including the last preceding Dividend Payment Date, whether or not earned or declared, (ii) an amount determined by multiplying (a) $50.99 by (b) the result (the"Multiplier") of multiplying one and one-half percent (1.5%) by a fraction, the numerator of which shall be the number of days from the last preceding Dividend Payment Date, to and including the date on which the dividend shall be determined and the denominator of which shall be the number of days in such Quarterly Dividend Period, and (iii) an amount determined by multiplying the amount set forth in clause (i) above by the Multiplier.

          c.   Declaration Prior to Redemption or Liquidation.  Immediately
               ----------------------------------------------
prior to authorizing or making any distribution in redemption or liquidation with respect to the Series A Preferred Stock (other than a purchase or acquisition of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Stock), the Board of Directors shall, to the extent of any funds legally available therefor, declare a dividend in cash on the Series A Preferred Stock, payable on the distribution date in the amount equal to any accrued and unpaid dividends on the Series A Preferred Stock, as of such date.

    3.    Redemption.
          ----------

          a.   Optional Redemption.  The Series A Preferred Stock may be
               -------------------
redeemed for cash, in whole or in part, at any time and from time to time after August 14, 2009 at the election of the Corporation by resolution of its Board of Directors, on notice as set forth in Section 3(b), below, at the redemption price of $50.99 per share of Series A Preferred Stock, plus any accrued but unpaid dividends to the redemption date (the "Redemption Price").

    In the event that at any time less than all of the Series A Preferred Stock outstanding is to be redeemed, the shares to be redeemed will be selected by lot or pro rata, except that if the redemption is pro rata, the Corporation may redeem all shares of Series A Preferred Stock held by all holders of 100 or fewer shares, provided that the Corporation may not redeem less than all of the Series A Preferred Stock outstanding unless all accrued but unpaid dividends have been paid on all then outstanding shares of Series A Preferred Stock.

          b.   Notice of Redemption.  Notice of any redemption pursuant to this
               --------------------
Section 3 shall be mailed, postage prepaid, at least 15 days but not more than 60 days prior to said redemption date to each holder of record of the Series A Preferred Stock to be redeemed at its address as the same shall appear on the stock register of the Corporation. Each such notice shall state: (i) the date fixed for such redemption, (ii) the place or places where certificates for such shares of Series A Preferred Stock are to be surrendered for payment, (iii) the Redemption Price, and (iv) that unless the Corporation defaults in making the redemption payment, dividends on the shares of the Series A Preferred Stock owned by such holder that are then to be redeemed shall cease to accrue on the redemption date. Such notice shall also specify the number of shares of such holder which are to be redeemed and the number of the certificates representing such shares.

     If such notice of redemption shall have been so mailed and if prior to the date of redemption specified in such notice all said funds necessary for such redemption shall have been irrevocably deposited in trust, for the account of the holders of the shares of the Series A Preferred Stock, to be redeemed (and so as to be and continue to be available therefor), with the bank or trust company named in such notice doing business in Boston, Massachusetts or New York, New York and having capital surplus and undivided profits of at least $50,000,000, thereupon, and without awaiting the redemption date, all shares of the Series A Preferred Stock with respect to which such notice shall have been so mailed and such deposit shall have been so made, shall, notwithstanding that any certificate for shares of Series A Preferred Stock, shall not have been surrendered for cancellation, be deemed to be no longer outstanding and all rights with respect to such shares of the Series A Preferred Stock shall forthwith upon such deposit in trust cease and terminate, except for the right of the holders thereof on or after the redemption date to receive from such deposit the amount payable upon the redemption, but without interest. In case the holders of shares of the Series A Preferred Stock which shall have been called for redemption shall not within two years (or any longer period if required by law) after the redemption date claim any amount so deposited in trust for the redemption of such shares, such bank or trust company shall, if permitted by applicable law, pay over to the Corporation any such unclaimed amount so deposited with it, and shall thereupon be relieved of all responsibility in respect thereof, and thereafter the holders of such shares shall, subject to applicable escheat laws, look only to the Corporation for payment of the redemption price thereof, but without interest.

          c.   Status of Shares.  Shares of Series A Preferred Stock redeemed,
               ----------------
purchased or otherwise acquired for value by the Corporation shall, after such acquisition, have the status of authorized and unissued shares of Preferred Stock and may be reissued by the Corporation at any time as shares of any series of Preferred Stock, other than shares of Series A Preferred Stock.

    4.    Priority
          --------

          a.   Priority as to Dividends.  Subject to section 4(b), no dividends
               ------------------------
(other than dividends payable in Common Stock or in another stock ranking, which with respect to the payment of dividends and upon liquidation, dissolution, winding-up or otherwise is junior to, or on a parity with, the Series A Preferred Stock) shall be declared or paid or set apart for payment on the Preferred Stock of any series, or stock of any other class which, in either case, ranks, as to dividends and upon liquidation, dissolution, winding up or otherwise, (x) junior to the Series A Preferred Stock ("Junior Stock") or (y) on a parity with the Series A Preferred Stock ("Parity Stock") for any period unless at the time of such declaration or payment or setting apart for payment
(i) full cumulative dividends have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment thereof is set apart for such payment) on the Series A Preferred Stock for all Quarterly Dividend Periods terminating on or prior to the date of payment of such dividends on Junior Stock or Parity Stock, (ii) the Corporation shall not be in default with respect to any obligation to redeem shares of Series A Preferred Stock, and (iii) an amount equal to the dividends accrued on the Series A Preferred Stock from the last Dividend Payment Date to the date of payment of such dividends on Junior Stock or Parity Stock has been declared and set apart in cash for payment on the Series A Preferred Stock.

          b.   Series A Preferred Stock Consent.  In addition to the
               --------------------------------
requirements set forth in Section 4(a) above, dividends on any class of Stock other than the Series A Preferred Stock may only be paid if the consent of 66.67% of the Series A Preferred Stock is received.

          c.   Priority on Redemption.  The Corporation shall not, directly or
               ----------------------
indirectly, redeem or purchase or otherwise acquire for value any Junior Stock or Parity Stock unless, at the time of making such redemption, purchase or other acquisition, the Corporation shall have redeemed, or shall contemporaneously redeem, all of the then outstanding shares of Series A Preferred Stock at the applicable Redemption Price (or shall have irrevocably committed to redeem all of the then outstanding shares of Series A Preferred Stock and have set aside a sum sufficient for the payment thereof at the applicable Redemption Price on the date of such subsequent redemption).

    5.    Liquidation Preference.
          ----------------------

          a. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary of involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of the Series A Preferred Stock shall be entitled to receive for each share of Series A Preferred Stock then held, out of the assets of the Corporation, whether such assets are capital or surplus and whether or not any dividends as such are declared, the applicable Redemption Price on the date fixed for distribution, and no more, before any distribution shall be made to the holders of any class of the Common Stock with respect to the distribution of assets.

     If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the assets of the Corporation distributable among the holders of all outstanding shares of the Series A Preferred Stock, stock and of any Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire assets of the Corporation remaining after the payment or provision for payment of the debts and other liabilities of the Corporation shall be distributed among the holders of the Series A Preferred Stock, and of any Parity Stock ratable in proportion to the full amounts to which they would otherwise be respectively entitled.

          b. Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, stating a payment date and the place where the distributive amounts shall be payable, shall be given by mail, postage prepaid, not less than 30 days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation.

          c. No payment on account of such liquidation, dissolution or winding up of the affairs of the Corporation shall be made to the holders of any Parity Stock, unless there shall likewise be paid at the same time to the holders of the Series A Preferred Stock like proportionate distributive amounts, ratable, in proportion to the full distributive amounts to which they and the holders of such Parity Stock are respectively entitled with respect to such preferential distribution.

          d. For the purposes of this Section 5, i) the sale of all or substantially all of the Corporation's assets or ii) a consolidation or merger of the Corporation with or into another corporation or corporations in which fifty percent (50%) of the voting power of the Stock of the Corporation is transferred will be considered a liquidation.

    6.    Voting Rights.  Except as otherwise provided herein or as otherwise
          -------------
required by law, the Series A Preferred Stock shall be non-voting.

    ARTICLE SIXTH:  Common Stock.  The total number of shares of Common Stock
                    ------------
which the Corporation shall have authority to issue is one million one hundred thousand (1,100,000)
shares, consisting of (i) nine hundred thousand (900,000) shares of Class A Common Stock, par value $0.01 per share (hereinafter "Class A Common Stock"),
(ii) one hundred and fifty thousand (150,000) shares of Class B Common Stock, par value $0.01 per share (hereinafter called "Class B Common Stock"), and (iii) fifty thousand (50,000) shares of Class C Common Stock, par value $0.01 per share (hereinafter called "Class C Common Stock"). All shares of Common Stock of the Corporation outstanding as of the time of the filing of this Amended and Restated Certificate of Incorporation shall become shares of Class A Common Stock upon the filing of this Certificate.

    Except as otherwise provided herein, all shares of Class A Common Stock, Class B Common Stock and Class C Common Stock will be identical and will entitle holders thereof to the same rights and privileges.

    1.    Dividends.  Subject to the preferential rights of the Series A
          ---------
Preferred Stock, including, but not limited to, the consent of the holders of Series A Preferred Stock in Section 4(b) of Article Fifth above, and the preferential rights, if any, of any other classes of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of Class A Common Stock, Class B Common Stock, Class C Common Stock or other classes of Common Stock.

    2.    Voting Rights.  Except as otherwise provided herein or as otherwise
          -------------
required by law, at every annual or special meeting of stockholders of the Corporation, (i) every holder of Class A Common Stock shall be entitled to one vote, in person or by proxy, for each share of Class A Common Stock standing in his name on the books of the Corporation, (ii) every holder of Class B Common Stock shall be entitled to one vote, in person or by proxy, for each share of Class B Common Stock standing in his name on the books of the Corporation, to the extent that such shares have vested under the Bell Sports Corp. Investment and Incentive Plan (the "Incentive Plan"), and (iii) every holder of Class C Common Stock shall be entitled to one vote, in person or by proxy, for each share of Class C Common Stock standing in his name on the books of the Corporation, to the extent that such shares have vested under the Incentive Plan.

    3.    Liquidation, Dissolution or Winding-Up.  In the event of any voluntary
          --------------------------------------
or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential amounts, if any, to which the holders of Series A Preferred Stock shall be entitled, (i) the holders of all outstanding shares of Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation, (ii) the holders of all outstanding shares of Class B Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation to the extent such shares have vested under the Incentive Plan, and (iii) the holders of all outstanding shares of Class C Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation to the extent such shares have vested under the

Incentive Plan. For the purposes of this section, (a) the sale of all or substantially all of the Corporation's assets or (b) a consolidation or merger by the Corporation with or into another corporation or corporations in which fifty percent (50%) of the voting power of the Stock of the Corporation is transferred will be considered a liquidation.

    4.    Limitations.  The Ownership of the Class B Common Stock and the Class
          -----------
C Common Stock are limited by and subject to all of the restrictions in and provisions of the Incentive Plan.

    ARTICLE SEVENTH. Liability of Directors.  A director of this Corporation
                     ----------------------
shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined. No amendment or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

    ARTICLE EIGHTH. Indemnification.  This Corporation shall, to the maximum
                    ---------------
extent permitted from time to time under the law of the State of Delaware, indemnify and upon request advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or while a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that
                                                      --------  -------
the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article Eighth shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this Article Eighth shall not adversely affect any right or protection of a director or officer of this Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

    ARTICLE NINTH.  Directors.
                    ---------

          a.   Number.  The number of directors constituting the entire Board of
               ------
Directors shall be not less than four (4) nor more than eight (8) as fixed from time to time by vote of a majority of the entire Board of Directors; provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office, and provided further, that the number of directors constituting the entire Board shall be eight (8) until otherwise fixed by a majority of the entire Board of Directors.

          b.   Directors' Powers.  All of the powers of the Corporation, insofar
               -----------------
as the same may be lawfully vested by this Amended and Restated Certificate of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors of the Corporation. In furtherance and not in limitation of that power, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time the Bylaws of the Corporation.

    ARTICLE TENTH.  Existence.  The existence of the Corporation shall be
                    ---------
perpetual.

    ARTICLE ELEVENTH.  Amendments.  Except as otherwise provided herein, the
                       ----------
Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law and all rights, preferences and privileges conferred on officers, directors, and stockholders pursuant to this certificate are granted subject to this reservation.

    The foregoing Amended and Restated Certificate of Incorporation was duly adopted by unanimous written consent of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware.



      *     *     *     *     *     *     *     *     *     *     *     *

                                   [Amended and Restated Cert. of Incorporation]

    IN WITNESS WHEREOF, said BELL SPORTS CORP. has caused this Amended and Restated Certificate of Incorporation to be executed this 17th day of August, 1998.

                                    BELL SPORTS CORP.



                                    By: /s/ Mary J. George
                                        ________________________________

ATTEST:



By: /s/ Linda K. Bounds
    __________________________________